EXHIBIT 10.01

FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Fifth Amendment to Credit and Security Agreement (herein, the “Amendment”) is entered into as of September 30, 2014, among Martin Marietta Funding LLC, a Delaware limited liability company (“Borrower”), Martin Marietta Materials, Inc., a North Carolina corporation, as initial Servicer (the “Servicer”), each commercial paper conduit and financial institution from time to time a party to the Credit and Security Agreement (as defined below) as lenders (the “Lenders”), and SunTrust Bank, a Georgia banking corporation, in its capacity as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. WHEREAS, the Borrower, the Servicer, the Lenders and the Administrative Agent entered into a certain Credit and Security Agreement, dated as of April 19, 2013 (the Credit and Security Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit and Security Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit and Security Agreement.

B. WHEREAS, the Borrower and the Servicer have requested that the Administrative Agent and the Lenders (including the New Lenders (as defined below)) agree to amend the Credit and Security Agreement and the Administrative Agent and the Lenders are willing to do so under the terms and conditions set forth in this Amendment;

C. WHEREAS, SunTrust, as a Lender (the “Assignor”) has agreed to sell and assign, without recourse, an interest in and to a portion of its rights and obligations under the Credit and Security Agreement and under the other Transaction Documents to (i) PNC Bank, National Association (“PNC”) and (ii) Regions Bank (“Regions”; PNC together with regions, the “New Lenders” and each a “New Lender” and each, an “Assignee”) and the Borrower has consented to such assignment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENT.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit and Security Agreement shall be as follows:

1.1. Subclause (iii) of Clause (g) of Section 7.1 of the Credit Agreement shall be amended and restated in its entirety and as so amended and restated shall read as follows:

(iii) The average of the Dilution Ratios for the three months then most recently ended shall exceed 5.25%; or

1.2. Section 12.6 of the Credit Agreement shall be amended by deleting the words “Event of Default” appearing therein and inserting the words “Amortization Event” in lieu thereof. Section 12.6 of the Credit Agreement shall be further amended by inserting the following sentence at the end thereof:

“For the avoidance of doubt, a Lender and its Affiliates may only set off and apply deposits held and other obligations owing by such Lender or its Affiliates to or for the credit or account of the Servicer against the obligations of the Servicer hereunder or under any other Transaction Document to such Lender or its Affiliates (and not against the Borrower’s obligations).”

1.3. The defined terms “Facility Termination Date,” “Fee Letter”, “Net Receivables Balance”, “Reserve Floor” and “Servicer Credit Agreement” appearing in Exhibit I to the Credit and Security Agreement shall be amended and restated in their entirety and as so amended and restated shall read as follows:

“Facility Termination Date” means the earlier of (i) September 30, 2016, and (ii) the Amortization Date.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of September 30, 2014 by and among the Borrower, the Administrative Agent and the Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Net Receivables Balance” means, at any time, (a) the aggregate Eligible Receivables Balance at such time minus (b) the aggregate amount by which the Eligible Receivables Balance of each Obligor and its Affiliates exceeds the Obligor Concentration Limit or Special Concentration Limit applicable to such Obligor, minus (c) the aggregate Governmental Obligor Concentration Excess, minus (d) the aggregate Foreign Receivables Concentration Excess, and minus (e) the aggregate “Credit Memo Reserve” appearing on the general ledger of Martin Marietta.

“Reserve Floor” means, for any month, the sum (expressed as a percentage) of (a) 12% plus (b) the greater of (i) the product of the Expected Dilution Ratio and the Dilution Horizon Ratio and (ii) 3%, in each case, as of the immediately preceding Cut-Off Date.

“Servicer Credit Agreement” means that certain Credit Agreement dated as of November 29, 2013, among Martin Marietta, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the other parties thereto as amended, restated and otherwise modified from time to time and any refinancings or replacements thereof.

1.4. Clause (s) of the defined term “Eligible Receivables” appearing in Exhibit I to the Credit and Security Agreement shall be amended and restated in its entirety and as so amended and restated shall read as follows:

(s) the Obligor of which is required to make payments into a Lock-Box or Collection Account that is the subject to a Collection Account Agreement, provided, however, that if the Obligor on such Receivable is required to pay to a Collection Account that is or was in the name of TXI Operations, LP or Riverside Cement Company, such Collection Account shall not be required to be subject to a Collection Account Agreement pursuant to this clause (s) until the date that is 75 days after the Fourth Amendment Date.

1.5. Clause (aa) of the defined term “Eligible Receivables” appearing in Exhibit I to the Credit and Security Agreement shall be amended and restated in its entirety and as so amended and restated shall read as follows:

(aa) which does not represent (i) a Receivable generated in connection with the provision of goods or services to an Obligor that is a paving company, or (ii) a Receivable that is not a trade Receivable such as a “Rent Receivable” or an “Employee Receivable”; and

1.6. Schedule A to the Credit and Security Agreement shall be amended and restated in its entirety and as so amended and restated shall read as set forth on Schedule A attached hereto.

1.7. Exhibit IV to the Credit and Security Agreement shall be amended and restated in its entirety and as so amended and restated shall read as set forth on Exhibit IV attached hereto.

SECTION 2. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1. The Borrower, the Servicer, the Lenders and the Administrative Agent shall have executed and delivered this Amendment.

2.2. The Administrative Agent shall have received an executed copy of Amended and Restated Fee Letter.

2.3. Each New Lender shall have received all fees due and payable under the Amended and Restated Fee Letter.

2.4. The Administrative Agent shall have received an executed copy of the Agent Fee Letter.

2.5. The Borrower shall have delivered a Note payable to Regions Bank.

2.6. Such other documents and instruments incident to the execution and delivery of this Amendment, in a form reasonably satisfactory to the Administrative Agent and its counsel, as may be reasonably requested by the Administrative Agent.

SECTION 3. POST-CLOSING COVENANT.

3.1. Not later than 15 days after the date of this Amendment, the Administrative Agent shall have received each fully executed Collection Account Agreement with respect to each Collection Account (to the extent not already received), in form and substance satisfactory to the Administrative Agent.

3.2. It is hereby expressly agreed that the failure to satisfy the foregoing covenant within the time period set forth herein shall constitute an Amortization Event under the Credit Agreement.

SECTION 4. JOINDER OF NEW LENDERS; ASSIGNMENT AND ACCEPTANCE.

(a) Each New Lender hereby confirms that it has received a copy of the Transaction Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit and Security Agreement as a condition to the making of the Advances and other extensions of credit thereunder. Each New Lender acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit and Security Agreement. Each New Lender further acknowledges and agrees that the Administrative Agent has not made any representations or warranties about the creditworthiness of the Borrower or any other party to the Credit and Security Agreement or any other Transaction Document or with respect to the legality, validity, sufficiency or enforceability of the Credit and Security Agreement or any other Transaction Document or the value of any security therefor.

(b) Except as otherwise provided in the Credit and Security Agreement, effective as of the date hereof, each New Lender (i) shall be deemed automatically to have become a party to the Credit and Security Agreement and have all the rights and obligations of a “Lender” under the Credit and Security Agreement as if it were an original signatory thereto and (ii) agrees to be bound by the terms and conditions set forth in the Credit and Security Agreement as if it were an original signatory thereto.

(c) On the date hereof, the Assignor hereby absolutely and unconditionally sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse to or representation of any kind from Assignor, an interest in and to the Assignor’s rights and obligations under the Credit and Security Agreement in an amount such that after giving effect to such sale, assignment and assumption, the Assignee’s Commitment will be as set forth on Schedule A attached hereto.

(d) The Assignor, the Assignee, the New Lenders and each other Lender each agree to make such purchases and sales of interests in the Loans outstanding on the date hereof among themselves so that each Lender and New Lender is then holding its relevant Percentage of outstanding Loans based on their Commitments as in effect after giving effect hereto and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith. Such purchases and sales shall be arranged through the Administrative Agent by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of Loans to be purchased by such Lender, plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. All subsequent extensions of credit under the Credit and Security Agreement shall be made in accordance with the respective Commitments of the Lenders from time to time party to the Credit and Security Agreement as provided therein.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders (including the New Lenders) to execute and deliver this Amendment, each of the Borrower and the Servicer hereby represent to the Lenders that as of the date hereof (a) the representations and warranties set forth in Article III of the Credit and Security Agreement are and shall be and remain true and correct in all material respects (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date) and (b) each of the Borrower and the Servicer is in material compliance with the terms and conditions of the Credit and Security Agreement and no event has occurred and is continuing that would constitute an Amortization Event or a Potential Amortization Event under the Credit and Security Agreement or shall result after giving effect to this Amendment.

SECTION 6. MISCELLANEOUS.

6.1. The Borrower hereby acknowledges and agrees that the Liens created and provided for by the Transaction Documents continue to secure, among other things, the Aggregate Unpaids and the performance of all of the Borrower’s obligations under the Transaction Documents and the Credit and Security Agreement as amended hereby; and the Transaction Documents and the rights and remedies of the Lenders thereunder, the obligations of each of the Borrower and Servicer thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Transaction Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

6.2. Except as specifically amended herein, the Credit and Security Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit and Security Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit and Security Agreement, any reference in any of such items to the Credit and Security Agreement being sufficient to refer to the Credit and Security Agreement as amended hereby.

6.3. Each Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

6.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

This Fifth Amendment to Credit and Security Agreement is entered into as of the date and year first above written.

MARTIN MARIETTA FUNDING LLC, as Borrower

By:	/s/ Roselyn Bar
Name:	Roselyn Bar
Title:	VP and Secretary

MARTIN MARIETTA MATERIALS, INC., as the Servicer

By:	/s/ Anne H. Lloyd
Name:	Anne H. Lloyd
Title:	EVP and CFO

Accepted and agreed to.

SUNTRUST BANK,
individually as a Lender and as Administrative Agent

By:	/s/ Michael Peden
Name:	Michael Peden
Title:	Vice President

[Signature Page to Fifth Amendment to Credit and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By:	/s/ Mark Falcione
Name:	Mark Falcione
Title:	Executive Vice President

Address:	PNC Bank, National Association
225 Fifth Avenue
4th Floor
Pittsburgh, PA 15222
Attention: Jessica Kennedy
Telephone: (412) 467-1539
Fax: (412) 705-1225
Email: Jessica_Kennedy@pnc.com

With a copy to:

PNC Bank, National Association
1600 Market Street
21st Floor
Philadelphia, PA 19103
Attention: Christopher Blaney
Telephone: (215) 585-7406
Fax: (215) 585-7374
Email: christopher.blaney@pnc.com

[Signature Page Fifth Amendment to Credit and Security Agreement]

REGIONS BANK, as a Lender

By:	/s/ Mark A. Kassis
Name:	Mark A. Kassis
Title:	Senior Vice President

Address:	Regions Bank
1180 West Peachtree Street NW
Suite 1000
Atlanta, GA 30309
Attention: Mark Kassis, Senior Vice President
Telephone: (404) 221-4366
Fax: (404) 221-4361
Email: Mark.kassis@regions.com

With a copy to	Regions Bank
1180 West Peachtree Street NW
Suite 1000
Atlanta, GA 30309
Attention: Linda Harris, Senior Vice President
Telephone: (404) 221-4354
Fax: (404) 221-4361
Email: Linda.Harris@regions.com

[Signature Page Fifth Amendment to Credit and Security Agreement]

SCHEDULE A

COMMITMENTS

LENDER	COMMITMENT
SunTrust Bank	$100,000,000.00
PNC Bank, National Association	$75,000,000.00
Regions Bank	$75,000,000.00
AGGREGATE COMMITMENT	$250,000,000.00